UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2014

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth in Item 3.02 below is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed, on February 28, 2014, Endeavour International Corporation (the "Company") and three of its domestic subsidiaries entered into a Securities Purchase Agreement (the "Purchase Agreement") with Whitebox Advisors LLC, as representative of certain of its affiliated funds (collectively, the "Purchasers"). The Company exercised its option under the Purchase Agreement, and on March 7, 2014 issued $5,000,000 aggregate principal amount of the Company’s 6.5% convertible notes (the "Notes") with identical terms as the $12,500,000 aggregate principal amount of the Company’s 6.5% convertible notes originally issued on March 3, 2014.

Holders may convert their Notes at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate for the Notes is initially 214.5002 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $4.662 per share of the Company’s common stock), subject to certain anti-dilution adjustments as provided in the indenture governing the Notes.

The Notes were offered and sold to the Purchasers in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2), because the issuance of the Notes did not involve a public offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

March 13, 2014	By:	Catherine L. Stubbs

Name: Catherine L. Stubbs
Title: Senior Vice President and Chief Financial Officer